AGREEMENT

THIS AGREEMENT is entered into the 3rd of January, 2008 by and between Nu Horizons Electronics Corp. (the “Company”) and Kurt Freudenberg (“Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is employed as the Company’s Executive Vice President and Chief Financial Officer and is a valuable member of the management team; and

WHEREAS, the Company desires to provide for the payment to Executive of certain amounts upon termination of employment following the occurrence of certain events during his employment so as to reinforce the Executive’s continued attention to his assigned duties without distraction if the possibility should arise of a change in control of the Company; and

WHERAS, the Executive and the Company understand that any deferred payments made to the Executive may be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

1.	Employment.

Executive agrees to continue to be employed as Executive Vice President and Chief Financial Officer and to devote his full time and attention to the business of the Company. Executive’s duties shall be determined from time-to-time by both the Chief Executive Officer and President of the Company. Executive shall report on a day-to-day basis to both the Chief Executive Officer and President of the Company. The Executive shall also report to the Audit Committee of the Board of Directors of the Company.

2.	Compensation

The Company agrees that, during the time that Executive is employed by the Company, it shall pay Executive a gross salary of Two Hundred Sixty-Five Thousand Dollars ($265,000) per annum (as such amount may be adjusted by the Board of Directors of the Company from time to time during the Executive’s employment, “Base Salary”). Such amount, net of all applicable tax deductions and withholdings required by law, shall be paid to Executive in accordance with the Company’s normal payroll practices.

3.	Confidential Information and Non-Competition

(a) Executive acknowledges that as a result of his employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliated entities, that the Company and its affiliated entities will suffer substantial damage, which would be difficult to ascertain, if Executive shall enter into Competition (as defined below) with the Company or any of its affiliated entities and that because of the nature of the information that will be known to Executive it is necessary for the Company and its affiliated entities to be protected by the prohibition against Competition set forth herein, as well as the confidentiality restrictions set forth herein. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliated entities and that part of the compensation paid to Executive is in consideration for the agreements in this Section 3.

(b) Competition shall mean:

(i) participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, Executive, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in the State of New York in a business in competition with the electronics components distribution business conducted by the Company or its affiliated entities during the period that Executive is employed by the Company (the “Employment Term”); provided, however, that such prohibited participation shall not include: (A) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; (B) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business in the aforesaid Competition; or (C) any activity engaged in with the prior written approval of the Board of Directors of the Company.

(ii) recruiting, soliciting or inducing any nonclerical employee or employee of the Company or its affiliated entities to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliated entities or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliated entities. Notwithstanding the foregoing, if requested by an entity with which Executive is not affiliated, Executive may serve as a reference for any person who at the time of the request is not an employee of the Company or any of its affiliated entities.

If any restriction set forth in above items (i) and/or (ii) is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliated entities all secret or confidential information, knowledge or data relating to the Company and its affiliated entities, and their respective businesses, including any confidential information as to customers or vendors of the Company or its affiliated entities, (i) obtained by Executive during his employment by the Company or its affiliated entities; and (ii) not otherwise public knowledge or known within the Company's or its affiliated entities’ industries. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, Executive shall promptly notify the Company of any such order and shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(d) Upon termination of Executive's employment with the Company, or at any other time as the Company may request, Executive will promptly deliver to the Company all documents which Executive may possess or have under his direction or control (whether prepared by the Company, an affiliated entity, Executive or a third party) relating to the Company or its affiliated entities or any of their respective businesses or properties.

(e) During the Employment Term and for a period of one (1) year following termination thereof, Executive shall not enter into Competition with the Company or any of its affiliated entities.

(f) In the event of a breach or potential breach of this Section 3, Executive acknowledges that the Company and its affiliated entities will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the affiliated entities shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 3 enforced.

4.	Change of Control

In the event of the complete termination of Executive’s employment (as contemplated under Code Section 409A) within one year following a “Change of Control” (as defined below) of the Company which termination is by the Company, or by the Executive for “Good Reason” as defined below, the Company shall pay Executive, within thirty (30) days of the termination of employment (subject to Section 5 below), a lump sum in an amount equal to his annual Base Salary in effect at the time of such event, plus a pro-rata portion of his annual bonus, based on the bonus paid to Executive for the immediately preceding fiscal year. All amounts paid to the Executive under this paragraph shall be treated as additional compensation and the Company shall have the right to deduct any taxes required by law to be withheld with respect to such amounts. As used herein “Change of Control” means (a) a change in control as such term is presently defined in Regulation 240.12b-2 under the Securities Exchange Act of 1934 ("Exchange Act"); or (b) if any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) of the Company (other than any “person” who on the date of this Agreement is a director or officer of the Company), becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty (20%) percent of the voting power of the Company’s then outstanding securities, as the case may be, other than as a result of an acquisition of such securities from or by the Company; or (c) if during any period of two (2) consecutive years during the term of Executive's employment, individuals who at the beginning of such period constitute the Board of Directors of either the Company cease for any reason to constitute at least a majority thereof. For the purposes of this Agreement, “Good Reason” shall mean (i) reduction in the Executive’s (then) current Base Salary immediately preceding the Change in Control; (ii) the Company’s failure to pay the Executive any amounts otherwise earned, vested or due under any compensation plan or human resources policy of the Company immediately preceding the Change in Control; (iii) material reduction in the responsibilities assigned to the Executive, or assignment to the Executive of duties incompatible with the position occupied by the Executive, in each case immediately preceding the Change in Control; or (iv) relocation of the Executive’s position to a location more than 50 miles from the location to which the Executive was assigned immediately preceding the Change in Control. To the extent the payment required under this Section 4 would constitute a "parachute payment" within the meaning of Section 280G of the Code, then notwithstanding any other provision of this Section 4, in no event shall the amount to be paid to the Executive under this paragraph, exceed 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code).

5.	Specified Employee

In the event the Executive is classified as a “Specified Employee” as of the date of termination of employment, as such term is defined in Code Section 409A and the regulations thereunder, and provided that the payment required pursuant to Section 4 hereof is determined to be subject to Code Section 409A, then notwithstanding the terms of Section 4, such payment shall be made on the first day of the seventh month following the date of the Executive’s termination of employment.

6.	Termination

The parties agree that Executive’s employment is “at-will” and can be terminated by either party at any time on two weeks’ notice. Upon any such termination, Executive shall be entitled to receive any accrued but unpaid salary and benefits under Section 2 hereof through the time of such termination. Upon any such termination within one year following a Change in Control, Executive shall be entitled to the amounts set forth in Section 4 hereof.

7.	Entire Agreement; Modification

This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

8.	Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms of provisions of this Agreement in any other jurisdiction.

9.	Waiver of Breach

The waiver by any party of a breach of any provisions of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

10.	Notices

All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one day after sending by express mail or other "overnight mail service," or three days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to Executive, to the address as listed in the Company's records; and if to the Company, to the Company at its office as set forth at the head of this Agreement, to the attention of its Chief Executive Officer. Either party may change the notice address by notice given as aforesaid.

11.	Assignability; Binding Effect

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement may not be assigned by the Executive. This Agreement may not be assigned by the Company except in connection with a merger or a sale by the Company of all or substantially all of its assets and then only provided the assignee specifically assumes in writing all of the Company's obligations hereunder.

12.	Governing Law

(a) All issues pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflict or choice of law provisions thereof.

(b) The Company and Executive each irrevocably consent that any legal action or proceeding against any of them under, arising out of or in any manner relating to, this Agreement or any other document delivered in connection herewith, may be brought in any court of the State of New York located within Nassau County or Suffolk County or in the United States District Court for the Eastern District of New York. The Company and Executive by the execution and delivery of this Agreement, expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding. The Company and Executive further irrevocably consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it by hand or by any other manner provided for in Section 10. The Company and Executive hereby expressly and irrevocably waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non convenient or any similar basis. Nothing in this Section shall affect or impair in any manner or to any extent the right of the Company to commence legal proceedings or otherwise proceed against the Executive in any jurisdiction or to serve process in any manner permitted by law.

13.	Headings

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

14.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Executive has hereunto set his hand as of the date first set forth above.

NU HORIZONS ELECTRONICS CORP.

By: /s/ Richard Schuster
Name: Richard Schuster
Title: President

/s/ Kurt Freudenberg
Kurt Freudenberg